Exhibit 99.1

Contacts:	Roy I. Lamoreaux	Al Swanson
	Director, Investor Relations	Senior Vice President, CFO
	713/646-4222 — 800/564-3036	713/646-4455 — 800/564-3036
   FOR IMMEDIATE RELEASE
Plains All American Pipeline and PAA Natural Gas Storage
Announce Modification to PAA’s Holdings in PNG
     (Houston, August 16, 2010) PAA Natural Gas Storage, L.P. (NYSE: PNG) and Plains All American Pipeline, L.P. (NYSE: PAA) today jointly announced a modification to PAA’s holdings in PNG. The modification will increase the distribution coverage and organic growth profile of PNG’s common units and Series A Subordinated Units and improve PNG’s posture with respect to potential acquisitions. The modification was initiated by PAA in response to recent weakening of market conditions for natural gas storage.
     “Since completing our initial public offering, substantially all controllable aspects of PNG’s operations and financial performance have been functioning well,” said Dean Liollio, President of PNG. “PNG’s physical storage assets are performing as designed, the 2010 capital program is on time and on budget, and our second-quarter operating results and quarter-end financial position were in line with expectations.”
     “However, in the three months since completing PNG’s initial public offering, natural gas storage market conditions have weakened. As a result, short-term hub services activities have been reduced and, although volumetric demand for term leases has remained solid, service levels and corresponding rates have also been impacted,” said Liollio. “We believe these conditions likely will be temporary, but we can’t predict the duration with any certainty. This enhancement to PNG’s capitalization — made possible by a sponsor that is strong, supportive and focused on the long-term — will enhance the rewards to PNG’s stakeholders and improve PNG’s overall positioning with respect to acquisitions, even if current market conditions continue for an extended period of time.”
     Greg L. Armstrong, Chairman and CEO of PAA and PNG, stated “We remain committed to growing PNG and expanding our natural gas storage platform. As PNG’s general partner and largest unitholder, Plains All American believes this structural modification is an appropriate response to the unexpected change in overall market conditions and is a win/win situation for both entities. Combined with PNG’s ongoing and future organic expansion activities, this modification enhances the already solid organic growth visibility for PNG unitholders during a period of soft market conditions and also strengthens its position with respect to potential acquisitions.”
     Under the terms of the modification, PAA exchanged two million PNG Series A Subordinated Units for 2 million newly issued Series B Subordinated Units, which resulted in the number of outstanding Series A Subordinated Units decreasing from 13.9 million units to 11.9 million units and the number of outstanding Series B Subordinated Units increasing from 11.5 million units to 13.5 million units. The total number of PNG units outstanding did not change.
     PNG’s Series A Subordinated Units are eligible to participate in quarterly distributions. Series B Subordinated Units do not participate in quarterly distributions, but convert into Series A Subordinated Units or Common Units, upon achievement of defined operating and financial benchmarks.
     In addition, the terms of the Series B Subordinated Units were modified to extend the conversion period by raising the operating and financial performance benchmarks of approximately one-third of the Series B Subordinated Units outstanding prior to this transaction. The transaction also increases the number of potential conversion tranches from three to five.
     As modified, the financial performance thresholds of the five tranches of Series B Subordinated Units require PNG to achieve cumulative distribution growth above the minimum quarterly distribution of $0.3375 per unit of 7%, 13%, 21%, 27% and 33% for each respective tranche. The corresponding operational performance thresholds for each tranche require PNG to place into service aggregate natural gas storage working capacity at its Pine Prairie storage facility of 29.6 Bcf, 35.6 Bcf, 41.6 Bcf, 48.0 Bcf and 48.0 Bcf, respectively. The corresponding Series B Subordinated Units associated with each of the five tranches are 2.6 million, 2.8 million, 2.1 million, 3.0 million and 3.0 million units, respectively. Any Series B Subordinated Units not converted by December 31, 2018 will be canceled.
     The following table sets forth all limited partner units of PNG outstanding before and after the modification (units in millions):

	Prior to		Post
	Modification	Modification	Modification
Units Owned By PAA:
Common Units	18.1	—	18.1
Series A Subordinated Units	13.9	(2.0)	11.9

Common & Series A Subordinated Unit Subtotal	32.0	(2.0)	30.0

Series B Subordinated Units (performance thresholds)
Tranche 1 ($1.44 / 29.6 Bcf)	4.6	(2.0)	2.6
Tranche 2 ($1.53 / 35.6 Bcf)	3.8	(1.0)	2.8
Tranche 3 ($1.63 / 41.6 Bcf)	3.1	(1.0)	2.1
Tranche 4 ($1.71 / 48.0 Bcf)	—	3.0	3.0
Tranche 5 ($1.80 / 48.0 Bcf)	—	3.0	3.0

Series B Subordinated Unit Subtotal	11.5	2.0	13.5

Total Units Owned By PAA	43.5	—	43.5
Common Units — Publicly Held	13.5	—	13.5

Total Units Outstanding	57.0	—	57.0

     The modification was approved by the board of directors of PNG and was declared effective on August 16, 2010.

     Plains All American Pipeline, L.P. is a publicly-traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its general partner interest and majority equity ownership position in PNG, PAA is also engaged in the development and operation of natural gas storage facilities. PAA is headquartered in Houston, TX.
     PAA Natural Gas Storage, L.P. is a publicly-traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. PNG currently owns and operates two natural gas storage facilities located in Louisiana and Michigan that have an aggregate working gas storage capacity of approximately 50 Bcf. PNG’s general partner, as well as the majority of PNG’s limited partner interests, is owned by PAA. PNG is headquartered in Houston, TX.
Forward Looking Statements
Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things, the impact of operational and commercial factors that could result in an inability on our part to satisfy our contractual commitments and obligations, including the impact of equipment performance, cavern operating pressures and cavern temperature variances; risks related to the development and operation of natural gas storage facilities; failure to implement or execute planned internal growth projects on a timely basis and within targeted cost projections; interruptions in service and fluctuations in tariffs or volumes on third party pipelines; general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; the successful integration and future performance of acquired assets or businesses; our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness; the impact of current and future laws, rulings, governmental regulations, accounting standards and statements and related interpretations; significantly reduced volatility in natural gas markets for an extended period of time; factors affecting demand for natural gas and natural gas storage services and the rates we are able to charge for such services; our ability to maintain or replace expiring storage contracts at attractive rates and on other favorable terms; the effects of competition; shortages or cost increases of power supplies, materials or labor; weather interference with business operations or project construction; our ability to receive open credit from our suppliers and trade counterparties; continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business; the effectiveness of our risk management activities; the availability of, and our ability to consummate, acquisition or combination opportunities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; increased costs or unavailability of insurance; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plan; future developments and circumstances at the time distributions are declared; and other factors and uncertainties inherent in the development and operation of natural gas storage facilities discussed in the Partnership’s filings with the Securities and Exchange Commission.
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